EX-99.CODE ETH

DBX ETF TRUST

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

I.	COVERED OFFICERS/PURPOSE OF THE CODE

This code of ethics (the “Code”) applies to the Principal Executive Officer and Principal Financial Officer (the “Covered Officers,” each of whom are set forth in Exhibit A) of the DBX ETF Trust (the “Trust”) on behalf of each of its series (each a “Fund,” together the “Funds”), for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

full, fair, accurate, timely and understandable disclosure in reports and documents that each Fund files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Funds;

•	compliance with applicable laws, rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.	COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

Overview. A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his service to, a Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Fund.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Funds, and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (the “1940 Act”), and the Investment Advisers Act of 1940, as amended (“Investment Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with a Fund because of their status as “affiliated persons” of the Fund. The compliance programs and procedures of the Funds and DBX Advisors LLC (the “Adviser”) are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between each Fund and its Adviser or sub-adviser, of which the Covered Officers may be officers or employees, or officers or employees of affiliates. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Funds or for the Adviser or sub-adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Adviser or sub-adviser and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the Adviser or sub-adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the 1940 Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Funds’ Board of members (the “Board”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the 1940 Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of a Fund.

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Each Covered Officer must:

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not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by a Fund whereby the Covered Officer[1] would benefit personally to the detriment of the Fund;

•	not cause a Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than for the benefit of the Fund; and

•

not use material non-public knowledge of portfolio transactions made or contemplated for a Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

[1]

Any activity or relationship that would present a conflict for a Covered Officer would also present a conflict for the Covered Officer if a member of a Covered Officer’s family (spouse, minor children and any account over which a Covered Officer is deemed to have beneficial interest) engages in such an activity or has such a relationship.

There are some potential conflict of interest situations that should be discussed with the Funds’ Chief Compliance Officer (“CCO”) or designee in order to determine whether these situations pose a material risk of causing detriment to the Fund(s). Examples of these include:

•	service as a director on the board of any public or private company;

•

the receipt of any non-nominal gifts or the conveyance of any value (including entertainment) from any company with which the Fund has current or prospective business dealings, to the extent the situation is not addressed by the Funds’ 17j-1 Code of Ethics or the Adviser’s Code of Ethics, except: (a) any non-cash gifts of nominal value (nominal value is less than $100); and (b) customary and reasonable meals and entertainment at which the giver is present, such as the occasional business meal or sporting event;

•

the receipt of any entertainment from any company with which the Fund has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety, to the extent the situation is not addressed by the Funds’ 17j-1 Code of Ethics or the Adviser’s Code of Ethics;

•

any ownership interest in, or any consulting or employment relationship with, any of the Funds’ service providers, other than the Adviser, principal underwriter, administrator or any affiliated person thereof; and

•

a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III.	DISCLOSURE AND COMPLIANCE

Each Covered Officer should:

•	familiarize himself with the disclosure requirements generally applicable to each Fund;

•

not knowingly misrepresent, or knowingly cause others to misrepresent, facts about a Fund to others, whether within or outside the Funds, including to the Fund’s Directors and auditors, and to governmental regulators and self-regulatory organizations;

•

to the extent appropriate within his area of responsibility, consult with other officers and employees of a Fund and the Adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund; and

•

comply with his or her obligations under each Funds’ Disclosure Controls and Procedures and certification requirements relating to the reports on Form N-CSR (certified shareholder reports) and Form N-PORT (quarterly schedule of portfolio holdings) that the Fund is required to file.

It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.	REPORTING AND ACCOUNTABILITY

Each Covered Officer must:

•	upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands the Code;

•	annually thereafter affirm in writing to the Board that he has complied with the requirements of the Code;

•	annually disclose affiliations and other relationships related to conflicts of interest;

•	not retaliate against any other Covered Officer or any employee of a Fund or its affiliated persons for reports of potential violations that are made in good faith; and

•	notify the CCO promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The CCO is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. Any approvals or waivers sought by the Covered Officers must be considered by the CCO. In rendering decisions and interpretations and in conducting investigations of potential violations under the Code, the CCO may, at the CCO’s discretion, consult with such persons as it determines to be appropriate, including, but not limited to, a senior legal officer of the Fund or the Adviser or its affiliates, independent auditors or other consultants, subject to any requirement to seek pre-approval from the Funds’ audit committee for the retention of independent auditors to perform permissible non-audit services.

Each Fund will follow these procedures in investigating and enforcing this Code:

•	the CCO will take all appropriate action to investigate any potential violations reported;

•	if, after such investigation, the CCO believes that no violation has occurred, the CCO is not required to take any further action;

•

if the CCO determines that a violation has occurred, it will inform and make a recommendation to the Board Members that are not “interested persons” of the Fund, as such term is defined in the 1940 Act (“Independent Trustees”), who will consider appropriate action, which may include: (i) review of, and appropriate modifications to, applicable policies and procedures; (ii) notification to appropriate personnel of the Adviser or its board; or (iii) a recommendation to dismiss the Covered Officer;

•	the CCO will be responsible for granting waivers, as appropriate, and will provide a report annually to the Board describing any waivers granted; and

•	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.	OTHER POLICIES AND PROCEDURES

This Code shall be the sole code of ethics adopted by each Fund for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds’ and the Adviser’s and principal underwriter’s codes of ethics under Rule 17j-l under the 1940 Act, and any other codes of conduct applicable to such entities, are separate requirements applying to the Covered Officers and others and are not part of this Code.

VI.	AMENDMENTS

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of the Independent Trustees.

VII.	CONFIDENTIALITY

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than a Funds’ counsel, the Board, independent auditors or other consultants referred to in Section IV, above.

VIII.	INTERNAL USE

The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of the Funds, as to any fact, circumstance, or legal conclusion.

Last Reviewed: May 2022

Next Review:    May 2023

EXHIBIT A

PERSONS COVERED BY CODE OF ETHICS

Freddi Klassen – President and Chief Executive Officer

Diane Kenneally – Treasurer, Chief Financial Officer and Controller